Exhibit 10.16

Form of First Amendment to Challenge Award
Option Agreement Dated as of September 29, 2006

IEC Electronics Corp.
First Amendment to Option Award Agreement

First Amendment, dated as of September 29, 2006 (this “Amendment”) to the Option Award Agreement, dated as of __________, 2005, (the “Option Agreement”) between IEC Electronics Corp., a Delaware corporation (the “Company”) and ________________________________________________ (the “Optionee”).

RECITALS:

A.
In accordance with the provisions of the 2001 Stock Option and Incentive Plan (the “Plan”) and pursuant to resolutions duly adopted by the Board of Directors of the Company on _________ 2005, the Company and Optionee executed an Option Agreement, a copy of which is attached hereto as Exhibit A, pursuant to which Optionee was granted a Stock Option (the “Option”) to purchase up to ___________ shares of common stock of the Company in accordance with the terms and conditions set forth in the Option Agreement.

B.	As of the date of this Amendment, no options have vested.

C.	The Company and Optionee desire to modify certain provisions of the Option Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties to this Amendment agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

2.	Amendments.

A.	Section 4 (b) of the Option Agreement is deleted in its entirety and replaced with the following:

(b) Notwithstanding the vesting schedule set forth in Section 4 (a), if the performance goal set forth in Section 4 (a) (i) is not achieved for the fiscal year ending September 30, 2006, the shares provided for in such subsection shall be added to the number of shares provided for in Section 4 (a) (ii), making a total of [33.34% of the Award shares] that will vest and be exercisable if the Company’s Net Sales for the fiscal year ending September 30, 2007 equal or exceed $35 Million. If the Company’s Net Sales for the fiscal year ending September 30, 2007 equal $30 Million but are less than $35 Million, the shares will vest and be exercisable as follows:

(a)	[16.67% of the Award shares] if the Company’s Net Sales equal $30 Million

(b)	___ shares for each $100 of the Company’s Net Sales above $30 Million but less than $35 Million. Fractional shares shall be rounded to the nearest whole share.

(c)	[33.34% of the Award shares] if the Company’s Net Sales equal or exceed $35 Million.

Unless otherwise changed by the Board of Directors, to the extent that the [33.34% of the Award shares] have not vested and become exercisable at September 30, 2007 pursuant to the foregoing schedule, they will automatically be forfeited at the end of such fiscal year.

If the performance goals set forth in Sections 4 (a) (iii) and (iv) above are not achieved by September 30, 2010, the shares provided for in Sections 4 (a) (iii) or (iv), or both, as the case may be, will automatically be forfeited as of September 30, 2010.

3.	Except as otherwise provided herein, the Option Agreement shall be unmodified and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

IEC Electronics Corp.

By:

Optionee:

2